EXHIBIT 107

Calculation of Filing Fee Table Nexscient, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry (1) Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)(4)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.001 par value per share	457(o)	11,682,980	$0.75	$8,762,235	$110.20 per $1,000,000	$965.60
Fees Previously Paid	-	-	-	-	-	-	-	-
Total Offering Amounts						$8,762,235		$965.60
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$965.60

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended

(2)

This Registration Statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Selling Shareholders. This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholders (“Selling Shareholders”) of the Registrant of up to 7,682,980 ordinary common stock shares previously issued to the Selling Shareholders as named in the Resale Prospectus.

(4)	4,000,000 shares of Common Stock are being offered as a Direct Public Offering.